                                                                   Exhibit 10.10


                            Asset Purchase Agreement

     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is made this _______ day of February, 2000 by and between NextMedia Group, LLC, a Delaware limited liability company ("Buyer") and Lake Broadcasting, Inc., ("Lake") and Red River Radio, Inc., ("Red River") (each a "Seller" and collectively the "Sellers").

                             W I T N E S S E T H :

     WHEREAS, Sellers own certain assets used in connection with the operation of Radio Stations KLAK-FM ("KLAK"), Durant, OK, and KMKT (FM) ("KMKT"), Bells, TX, (collectively, the "Stations"); and

     WHEREAS, Lake and Robert Sullins have entered into a certain letter agreement dated October 6, 1998 and amended and restated as of February __, 2000 (the "KMAD Option"), whereby Lake was granted the option to purchase the assets of Station KMAD (FM), Whitesboro, Texas ("KMAD"); and

     WHEREAS, Sellers have disclosed to Buyer certain confidential information concerning their business and the Stations by letter dated February 22, 2000 from William Harrison and James Stansell addressed to Buyer (the "Seller Disclosure Letter"); and

     WHEREAS, Buyer has disclosed certain confidential information concerning its business by letter dated February 22, 2000 from Matthew L. Leibowitz addressed toSellers (the "Buyer Disclosure Letter"); and

     WHEREAS, Buyer desires to acquire from Sellers and Sellers desire to sell to Buyer the KMAD Option and substantially all of the assets owned by Sellers, used in or useful to the

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operation of the Stations; and

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby agree as follows:

                                   ARTICLE 1

                              PURCHASE OF ASSETS
                              ------------------

     1.1. Transfer of Assets.  On the terms and subject to the conditions hereof
          ------------------
and subject to Section 1.2, on the Closing Date (as hereinafter defined), Sellers shall assign, transfer, convey and deliver to Buyer and Buyer shall acquire and assume from Sellers, all of the right, title and interest of Sellers in and to all of the following assets, properties, interests and rights of Sellers (collectively the "Station Assets") free and clear of all liens, claims, or encumbrances other than Permitted Liens (as defined in Section 6.1.10):

          1.1.1 All of each Sellers' rights in and to the licenses, permits and other authorizations issued to any Seller by any governmental authority, including those issued by the Federal Communications Commission (the "FCC"), used in connection with the operation of the Stations, along with renewals or modifications of such items from the date hereof through the Closing Date, including but not limited to those listed in Schedule 1.1.1 hereto (hereafter referred to as the "Station Licenses");

          1.1.2 All equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts and all other tangible personal property of every kind and description, and Sellers' rights therein, owned, leased or held by any Seller and used in or useful to the operations of the Stations, including but not limited to those items described or listed in Schedule 1.1.2 hereto,

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together with any replacements thereof, improvements or  additions thereto made from the date hereof through the Closing Date, and less any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of business of Sellers;

          1.1.3 All of each Sellers' rights in and under those contracts, agreements, leases and legally binding contractual rights of any kind, written or oral, relating to the operation of the Stations ("Contracts") that are listed in Schedule 1.1.3 hereto and (i) those Contracts entered into by a Seller from the date hereof through the Closing Date in the ordinary course of the Sellers' business, subject to Section 1.2.4, and Section 8.1; (ii) all Contracts for the sale of advertising time, subject to Section 8.1 hereto; and (iii) all Contracts for consideration other than cash, such as merchandise, services or promotional consideration ("Trade Agreements"), subject to Section 17.10 hereto.

          1.1.4 All of each Seller's rights in and to all processes, patents, trade secrets, proprietary information, call letters, trademarks, trade names, service marks, franchises, copyrights, Internet domain names, including registrations and applications for registration of any of them, computer software programs and programming material of whatever form or nature, jingles, slogans, the Stations' logos and all other logos or licenses to use same and all other intangible property rights of Sellers, which are used in connection with the operation of the Stations, including but not limited to those listed in
Schedule 1.1.4 hereto (collectively, the "Intellectual Property") together with any associated good will and any additions thereto between the date hereof and the Closing Date;

          1.1.5 All of each Seller's rights in and to all the files, documents, records, and books of account relating to the operation of the Stations or to the Station Assets, including, without limitation, each Station's public files, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports, marketing and demographic

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data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports and filings with the FCC, originals of all written Contracts to be assigned hereunder, logs, software programs and books and records relating to employees, financial, accounting, operation and technical matters; but excluding records relating solely to any Excluded Asset (as hereinafter defined);

          1.1.6 All of each Seller's rights under manufacturers' and vendors' warranties relating to items included in the Station Assets and all similar rights against third parties relating to items included in the Station Assets;

          1.1.7 All real property owned by any Seller together with all appurtenant easements thereunto and all structures, fixtures and improvements located thereon used in connection with the Stations' operations as more fully described in Schedule 1.1.7 hereto, together with any additions thereto from the date hereof through the Closing Date (the "Owned Real Estate");

          1.1.8 All rights and interests of each Seller under any and all of the leases of real property used in connection with the Stations' operations (the "Leased Real Estate") (collectively with the Owned Real Estate, the "Real Estate"), which Leased Real Estate is identified and described in Schedule 1.1.8;

          1.1.9 All such other assets, properties, interests and rights owned by any Seller that are used in connection with the business and operation of the Stations or that are located as of the Closing Date on the Real Estate, except Excluded Assets; and

          1.1.10 All of any Seller's rights in and to all causes of action for any past infringement of any of the Intellectual Property.

          1.1.11 All of Lake's rights under the KMAD Option.

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     1.2  Excluded Assets.  Notwithstanding anything to the contrary contained
          ---------------
herein, it is expressly understood and agreed that the Station Assets shall not include the following assets or any right, title or interest therein (the "Excluded Assets"):

          1.2.1 All cash, marketable securities, and cash equivalents of the Sellers on hand and/or in banks;

          1.2.2  All accounts receivable or notes receivable of Sellers.

          1.2.3 All tangible and intangible personal property of any Seller disposed of or consumed in the ordinary course of business of Sellers between the date hereof and the Closing Date, as permitted hereunder;

          1.2.4 All Contracts that have terminated or expired on or prior to the Closing Date in the ordinary course of business of Sellers;

          1.2.5 Each Seller's corporate seals, minute books, charter, limited liability company, and/or partnership documents, corporate stock record books and such other books and records as pertain to the organization, existence, share capitalization or partnership interests of that Seller, and duplicate copies of such financial records as are necessary to enable each Seller to file its tax returns and reports as well as any other records or materials relating to any Seller generally;

          1.2.6 Contracts of insurance and all insurance proceeds or claims made by any Seller arising or related to the Station Assets prior to Closing (except to the extent made after the date hereof with respect to Station Assets);

          1.2.7 The Employee Benefit Plans (as defined hereinafter) and the assets thereof;

          1.2.8 Any right to use the names "Lake Broadcasting" and "Red River Radio" or any variation thereof;

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          1.2.9   All contracts entered into before this Agreement and not
listed in Schedule 1.1.3;

          1.2.10 Those specific assets identified on the Excluded Assets Schedule attached to this Agreement as Schedule 1.2.10;

          1.2.11 Except as described in Section 1.1.10, all of any Seller's rights in and to all causes of action; and

          1.2.12 All tax refunds relating to the operatons of the Stations by any of the Sellers.

                                   ARTICLE 2

                           ASSUMPTION OF OBLIGATIONS
                           -------------------------

     2.1  Assumption of Obligations.  Subject to the provisions of this Section
          -------------------------
2.1 and Section 2.2, on the Closing Date, Buyer shall assume the obligations of each Seller arising or to be performed after the Closing Date under the Contracts referred to in Section 1.1.3 hereto in effect on the Closing Date, and all liabilities and obligations that arise from the ownership or operation of the Station Assets, including the KMAD Option, after the Closing Date. All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Liabilities."

     2.2  Retained Liabilities.  Notwithstanding anything contained in this
          --------------------
Agreement to the contrary, Buyer does not assume or agree to pay, satisfy, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the execution of this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability or obligation of any Seller other than the Assumed Liabilities, including any of the following liabilities or obligations of the Sellers (the "Retained Liabilities"):

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          2.2.1  All obligations or liabilities of any Seller or any predecessor or Affiliate of a Seller which relate to any of the Excluded Assets;

          2.2.2 Other than taxes expressly allocated pursuant to other provisions of this Agreement, tax liabilities of any and all kinds (federal, state, local, and foreign) of Sellers including, without limitation, any liabilities for taxes on or measured by income, liabilities for withheld federal and state income taxes and employee F.I.C.A. (Federal Insurance Contribution
Act) or employer F.I.C.A., and liabilities for income taxes arising as a result of the transfer of the Station Assets or otherwise by virtue of the consummation of the transactions contemplated hereby;

          2.2.3 All liabilities or obligations of any Seller owed to any of its Affiliates (as hereinafter defined);

          2.2.4 All liabilities or obligations arising out of any breach by any Seller or a predecessor or Affiliate of any Seller of any of the terms or conditions of any provision of any Real Estate Lease or Contract;

          2.2.5 All liabilities and obligations of any Seller or a predecessor or Affiliate of any Seller resulting from, caused by or arising out of, any violation of law;

          2.2.6 Any claims, liabilities and obligations of any Seller as an employer, including, without limitation, liabilities for wages, supplemental unemployment benefits, vacation benefits, severance benefits, retirement benefits, COBRA benefits, FAMLA benefits, WARN obligations and liabilities, or any other employee benefits, withholding tax liabilities, workers' compensation, or unemployment compensation benefits or premiums, hospitalization or medical claims, occupational disease or disability claims, or other claims attributable in whole or in part to employment or termination by that Seller or arising out of any labor matter involving that Seller as an employer, and any claims, liabilities and obligations arising from or relating to the Employee Benefit Plans;

          2.2.7 Any claims, liabilities, losses, damages, or expenses relating to any litigation, proceeding, or investigation of any nature arising out of the operations of any of the Stations on or prior to the Closing Date including, without limitation, any claims against or any liabilities for injury to or death of persons or damage to or destruction of property, any workers' compensation claims, and any warranty claims;

          2.2.8 Except as provided in Section 3.3, any accounts payable, other indebtedness, obligations or accrued liabilities of any Seller;

          2.2.9 Any liabilities or obligations resulting from the failure to comply with or imposed pursuant to any environmental protection, health, or safety laws or regulations or resulting from the generation, storage, treatment, transportation, handling, disposal, release of hazardous substances, solid wastes, and liquid and gaseous matters by any Seller and by any other person in relation to Sellers or the Stations, including, without limitation, any liability or obligation for cleaning up waste disposal sites from or related to acts or omissions on or prior to the Closing Date; and

          2.2.10 Any fees and expenses incurred by Sellers in connection with negotiating, preparing, closing, and carrying out this Agreement and the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of Sellers' attorneys, accountants, consultants and brokers.

                                   ARTICLE 3

                                 CONSIDERATION
                                 -------------

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     3.1  Delivery of Consideration.  In exchange for the Station Assets, in
          -------------------------
addition to the assumption of certain obligations of Sellers pursuant to Section
2.1 above, Buyer shall, subject to Articles 11 and 12 hereof, at the Closing (as hereinafter defined) deliver to Sellers and Robert Sullins an aggregate Purchase Price of Fourteen Million Two Hundred Fifty Thousand Dollars ($14,250,000.00) (subject to adjustment, the "Purchase Price") by wire transfer of immediately available funds, adjusted pursuant to the provisions of Section 3.3, and by the $337,500 Holdback Amount required by Section 8.10, below. The payment to Robert Sullins shall be in the amount of Five Hundred Thousand Dollars ($500,000.00). The remainder of the Purchase Price after payment to Robert Sullins and the adjustments and the Holdback, shall be paid 69.3168685 percent to Lake and
30.6831315 percent to Red River as specified by Sellers in wiring instructions delivered prior to Closing.

          3.1.1 (i) If Buyer Moves the transmitting facilities of KLAK, KMKT, or KMAD in the direction of the Dallas-Fort Worth Metroplex and subsequently sells the assets of one of these stations to a third party for a sales price that yields at least Eight Million Dollars ($8,000,000.00) after deduction of Buyer's costs of relocating that station's facilities (including sums paid to other stations for changing their facilities), then Buyer shall pay (x) Lake one half of the Adjusted Proceeds upon such subsequent sale of KLAK or KMAD and (y) Red River one half of the Adjusted Proceeds upon such subsequent sale of KMKT.

     (ii) As used herein, "Adjusted Proceeds" means the price received by Buyer for the sale of a station minus the sum of (x) all costs associated with relocating the station (including sums paid to other stations for changing their facilities) and (y) Buyer's original cost of acquiring the station and (z) the costs of transferring the format, call sign and business of the station to the facilities of

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one of Buyer's remaining stations, including the cost of relocating the transmitting facilities of such remaining station to the antenna height and location presently used by the station that was sold.

     (iii) The transmitting facilities of Station KMAD(FM), may be moved to the current KLAK-FM tower site without creating any obligation on the part of Buyer under this Section 3.1.1.

     3.2   Allocation of Consideration.  Upon execution of this Agreement,
           ---------------------------
Sellers and Buyer shall negotiate in good faith an allocation of the total consideration provided herein among the Station Assets (the "Allocation"). If the Allocation is not agreed upon within thirty (30) days after the execution of this Agreement, Buyer will order an appraisal of the Station Assets from Broadcast Investments Analysts or another mutually agreeable appraiser (the "Appraiser") and the Appraiser will determine the Allocation. The appraisal, if required, shall be provided to Sellers within forty five (45) days after it is ordered. Buyer and Sellers agree to prepare and file all income tax returns (including, if applicable, Form 8594) in a manner consistent with the Allocation and will not in connection with the filing of such returns make any allocation that is contrary to the Allocation. Buyer and Sellers agree to consult with each other with respect to all issues related to the Allocation in connection with any tax audits, controversy or litigation. The fees for the Appraiser shall be borne equally by Buyer and Sellers.

     3.3   Allocations and Prorations.
           --------------------------

           3.3.1 The operation of the Stations and the income and expenses attributable thereto through 11:59 p.m. on the Closing Date (the "Effective Time") shall be for the account of Sellers and thereafter shall be for the account of Buyer. Expenses for goods and services received both before and after the Effective Time, utilities charges, ad valorem, real estate, property and other taxes (other than income taxes, which shall be Sellers' sole responsibility for all taxable periods

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ending prior to and including the Closing Date, and those taxes arising from the sale and transfer of the Station Assets, which shall be paid as set forth in
Section 13.2), income and expenses under the Contracts (other than Trade Agreements), prepaid expenses, music and other license fees (including any retroactive adjustments thereof), wages, salaries, and other employee benefit expenses (whether such wages, salaries or benefits are current or deferred expenses) (including, without limitation, liabilities accrued up to the
Effective Time for bonuses, commissions, vacation pay, payroll taxes, workers' compensation and social security taxes) and rents and similar prepaid and deferred items shall be prorated between Sellers and Buyer in accordance with the foregoing. Notwithstanding the foregoing, no proration shall be made with respect to (i) severance or sick leave with respect to any employee or (ii) any prepaid expense or other deferred item unless Buyer will receive a benefit in respect of such prepayment or deferral after the Effective Time. For purposes of this Section 3.3.1, ad valorem and other real estate taxes shall be apportioned on the basis of the taxes assessed for the most recently completed calendar year, with a reapportionment as promptly as practicable after the tax rates and real property valuations for the calendar year in which the Closing occurs can be ascertained. In addition, Buyer shall be entitled to a credit in this proration process for the amount of any taxes (or other governmental charges) that are due and payable by Sellers, but are being contested by Sellers in good faith in appropriate proceedings and are secured by Liens on the Station Assets that have not been removed as of or before the Closing (but once such amounts are finally determined, Buyer shall use such credit to remove such liens and return to Sellers the excess of (i) the amount of such credit minus (ii) the
                                                              -----
amount of such taxes or other governmental charges as finally determined, or Sellers shall pay to Buyer the deficiency, as appropriate).

          3.3.2  Allocation and proration of the items set forth in Subsection
3.3.1 above shall

                                       11
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be made by Buyer and a statement thereof given to Sellers prior to the Closing
Date. Sellers shall give written notice of any objection thereto within twenty
(20) business days after delivery of such statement, detailing the reason for such objection and stating the amount of the proposed final allocation and proration. If a timely objection is made and the parties cannot reach agreement within thirty (30) days after receipt of the objection as to the amount of the final allocation and proration, the matter shall be referred to Arthur Andersen, L.L.P. (the "Independent Auditor") to resolve the matter, whose decision will be final and binding on the parties, and whose fees and expenses shall be borne by Buyer and Sellers in accordance with the following: each party shall pay an amount equal to the sum of all fees and expenses of the Independent Auditor on a proportional basis taking into account the amount of the net allocation and proration proposed by each of Buyer and Sellers and the amount of the final allocation and proration determined by the Independent Auditor (for example, if Buyer proposed a payment of $10 to Sellers, Sellers proposed a payment of $100, and the Independent Auditor proposed a payment of $30, Buyer would pay 20/90ths of the Independent Auditor's fees and Sellers would pay 70/90ths of those fees based on the $90 in dispute between the parties). Within five business days following a final determination hereunder, the party obligated to make payment will make the payments determined to be due and owing in accordance with this
Section 3.3.

                                   ARTICLE 4

                                    CLOSING
                                    -------

     4.1.  Closing.  The consummation of the transactions contemplated herein
           -------
(the "Closing") shall occur, except as otherwise mutually agreed upon by Buyer and Sellers, (i) within ten (10) business days after the FCC Consents (as hereinafter defined) to the assignment of the Station

                                       12
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Licenses have become Final Orders (as hereinafter defined), or (ii) at such later date that all other terms and conditions as set forth in Articles 11 and 12 have been satisfied, or (iii) such other date as may be mutually agreed to by the parties ("Closing Date"). For purposes of the Agreement, "Final Order" means action by the FCC granting an application contemplated by this Agreement which is not reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which action no timely request for stay, petition for rehearing, or reconsideration, application for review or appeal is pending, and as to which the time for filing any such request, petition or appeal or reconsideration by the FCC on its own motion has expired. The Closing shall be held in the offices of Leibowitz & Associates, P.A., One SE Third Avenue, Suite 1450, Miami, Florida, 33131, or at such place as the parties hereto may agree.

                                   ARTICLE 5

                             GOVERNMENTAL CONSENTS
                             ---------------------

     5.1  FCC Consent.  It is specifically understood and agreed by Buyer and
          -----------
Sellers that the Closing and the assignments of the Station Licenses and the transfer of the Station Assets are expressly conditioned on and are subject to the prior consent and approval of the FCC ("FCC Consent").

     5.2  FCC Applications.  On or before March 1, 2000, Buyer and Sellers shall
          ----------------
file applications with the FCC for the FCC Consent ("FCC Applications"). Buyer and Sellers shall prosecute the FCC Applications with all reasonable diligence and otherwise use their best efforts to obtain the FCC Consent as expeditiously as practicable.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF SELLERS
                   -----------------------------------------

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

     6.1  Representations and Warranties of Sellers.  Each Seller represents and
          -----------------------------------------
warrants to the Buyer the following:

          6.1.1  Organization, Good Standing, Etc.  (i) Each Seller is a
                 --------------------------------
corporation duly organized and validly existing under the laws of Texas, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                 (ii) Each Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Sellers, their officers, directors and shareholders. This Agreement has been duly executed and delivered by Sellers and constitutes the legal, valid and binding obligation of each Seller, enforceable against it in accordance with its terms.

          6.1.2  Authority.  Assuming the consents contemplated by Sections
                 ---------
6.1.2 and 6.1.14 are obtained, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate, conflict with or result in any breach of any provision of the organizational documents of any Seller, (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate (whether as a result of the sale of the Station Assets or otherwise) any material obligation, or result in the loss of any material benefit, or give rise to the creation of any material lien, charge, security interest or encumbrance upon any of the properties or assets of any Seller or any of its subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any material license, lease, agreement or other material instrument or obligation to which any of them is a party or by which they or any of their properties or assets may be bound or affected, or (iii) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") applicable to any Seller or any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Sellers in connection with the execution and delivery of this Agreement by Sellers or the consummation by Sellers of the transactions contemplated hereby, except for consents of the FCC to the assignments of the Station Licenses (as defined in Section 1.1.1) and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") filings referenced herein.

          6.1.3  Financial Statements.  Attached to the Seller Disclosure Letter
                 --------------------
are most recent copies of the Stations' balance sheets, and the related income statements and pro forma broadcast cash flow analyses and the internally prepared financial statements including income statements and pro forma broadcast cash flow analyses (such financial statements collectively being referred to as the "Sellers' Financial Statements"). The Sellers' Financial Statements, except for the pro forma broadcast cash flow analyses, were prepared in accordance with the accrual tax payer method applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the consolidated financial position, results of operations and changes in cash flow of the Stations as of such dates and for the periods then ended (subject in the case of the Sellers' Financial Statements, to the absence of notes and to normal, recurring adjustments that would not be material in the aggregate).

          6.1.4  Absence of Undisclosed Liabilities.  There are no material
                 ----------------------------------
liabilities of any kind whatsoever with respect to any Station (whether absolute, accrued, contingent or otherwise, and whether due or to become due), other than liabilities and obligations (i) provided for or reserved against in the Sellers' Financial Statements or (ii) arising in the ordinary course of business after the date of the latest balance sheet pertaining to that Station and consistent with past experience.

          6.1.5  Compliance with Applicable Laws; FCC Matters.  (i) Except as
                 --------------------------------------------
permitted or contemplated hereby, the operations of the Stations have been and now are being conducted in substantial compliance with each law, ordinance, regulation, judgment, decree, injunction, rule or order of the FCC or any other Governmental Entity binding on any Seller, the Stations or their respective properties or assets. No investigation or review by any Governmental Entity with respect to any Seller or any Station is pending or, to the Sellers' knowledge, is threatened. Without limiting the generality of the foregoing and with respect to the Stations, to Sellers' knowledge the Stations comply in all material respects with the Communications Act of 1934, as amended (the "Communications Act"), all rules, regulations and written policies of the FCC thereunder, all obligations with respect to equal opportunity under applicable law, and all rules and regulations of the FCC and the Federal Aviation Administration applicable to the towers used by the Stations (including all rules regulating hazards to air navigation, registration of radio towers, and exposure of humans to non-ionizing radio frequency radiation). In addition, Sellers have duly and timely filed, or caused to be filed, with the appropriate Governmental Entities all applications, reports, statements, fees, documents, registrations, filings or submissions with respect to the operations of the Stations and the ownership thereof, including, without limitation, applications for renewal of authority required by applicable law to be filed. All such filings complied in all material respects with applicable laws when made, and no material deficiencies have been asserted with respect to any such filings. All the material required by 47 C.F.R. (S) 73.3526 to be kept in the public inspection files of the Stations is in such files. Except as stated in the Seller Disclosure Letter, Sellers have no knowledge of any fact or circumstance relating to any Seller or Station arising from noncompliance with the Communications Act, or the rules, regulations or written policies of the FCC in effect on the date of this Agreement that could reasonably be expected to (a) disqualify Sellers from assigning the Station Licenses to the Buyer or (b) prevent or delay the consummation by them of the transactions contemplated by this Agreement.

          (ii) Schedule 1.1.1 lists (a) all licenses, permits and other authorizations (including all STL licenses and construction permits) issued by the FCC relating to the Stations as of the date of this Agreement and (b) all licenses, permits, or authorizations issued by any other Governmental Entities which are material to the operations of the Stations as of the date of this Agreement. Such licenses, permits and authorizations, and all applications for modification, extension or renewal thereof or for new licenses, permits, permissions or authorizations that would be material to the operations of the Stations, are collectively referred to herein as the Station Licenses (as further defined in Section 1.1.1), each of which is in full force and effect. To Sellers' knowledge, the Stations have been operated in all material respects in accordance with the terms of the Station Licenses. Except for proceedings affecting the radio broadcast industry generally, there are no proceedings pending or, to the any Seller's knowledge, threatened with respect to ownership or operation of any Station which reasonably may be expected to result in the revocation, material adverse modification, non-renewal or suspension of any of the Station Licenses, the denial of any pending applications for Station Licenses, the issuance of any cease and desist order, or the imposition of any administrative actions by the FCC or any other Governmental Entity with respect to the Station Licenses, or which reasonably may be expected to adversely affect any Station's ability to operate as currently operated or the Buyer's ability to obtain assignment of the Station Licenses. With the exception of operations pursuant to any existing STAs set out in Section 1.1.1 hereto, and with the further exception of such temporary reduced power operations as are necessary for routine maintenance, the Stations operate in conformity with the Station Licenses and within the operating power tolerances specified in 47 C.F.R. (S) 73.1560(b). To Sellers' knowledge, no other broadcast station or radio communications facility is causing interference to the Stations' transmissions beyond that which is allowed by FCC rules and regulations.

          6.1.6  Litigation.  Except as stated in the Seller Disclosure Letter,
                 ----------
(i) there is no action, suit, inquiry, judicial or administrative proceeding, or arbitration pending or, to the knowledge of Sellers, threatened against any Seller or any Station or any of their respective properties or assets by or before any arbitrator or Governmental Entity nor are there any investigations relating to Sellers or any of the Stations or any of their respective properties or assets pending or threatened by or before any arbitrator or Governmental Entity; (ii) there is no judgment, decree, injunction, or order of any Governmental Entity or arbitrator outstanding against any Seller or any Stations or any of their respective properties or assets and; (iii) there is no action, suit, inquiry, judicial or administrative proceeding pending or threatened against any Seller or any of the Stations by a third party relating to the Sellers or the Station Assets or any of the transactions contemplated by this Agreement.

          6.1.7  Insurance.  The Seller Disclosure Letter includes copies of all
                 ---------
fire, liability
and other policies of insurance and all fidelity bonds held by or applicable to the Stations setting forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage and annual premium. No event has occurred, including, without limitation, the failure to give any notice or information, or the delivery of any inaccurate or erroneous notice or information, which materially limits or impairs the rights of the insured parties under any such insurance policies. Sellers shall cause comparable policies of insurance to remain in effect for acts, omissions and events occurring on or prior to the Closing Date.

          6.1.8.  Real Estate.
                  -----------

     (i) Schedule 1.1.7 accurately lists and describes all of the Owned Real Estate held or used by the Stations. Sellers have good and marketable fee simple title, insurable at standard rates, to all of the Owned Real Estate (including the improvements thereon), free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, encroachments, leases, charges and other claims and encumbrances of any nature whatsoever, and without reservation or exclusion of any mineral, timber or other rights or interests, except for Permitted Liens.

     (ii) Schedule 1.1.8 accurately lists and describes all of the Leased Real Estate held or used in the operation of the Stations. Each lease of real property pertaining to the Leased Real Estate (a "Real Estate Lease") is in full force and effect and is binding and enforceable in accordance with its terms. Each Seller has timely performed its obligations under the Real Estate Leases. To Sellers' knowledge there is no default or claim of default against any Seller or any other party to the Real Estate Leases, or any event or circumstance that, with the passage of time or the giving of notice or both, would result in (x) a default by a Seller or (y) to the best of Sellers' knowledge, a material default by any other party to the Real Estate Leases. No notice of termination has been issued with respect to any Real Estate Lease. Subject to Sellers obtaining any required consents, the Real Estate Leases are assignable to Buyer on the same terms and conditions as Sellers now enjoy under the Real Estate Leases.

     (iii) There are no pending or, to the best of Sellers' knowledge, threatened condemnation or eminent domain proceedings that may have a material adverse affect on Buyer's use of the Real Estate for the operation of the Stations.

     (iv) Sellers have valid contractual rights to use adequate routes of ingress and egress to, from and over all of the Real Estate necessary to operate the Stations.

     (v) To the best of Sellers' knowledge, no utility lines serving the Stations pass over the lands of others, except where appropriate easements or licenses have been obtained.

     (vi) No improvement on any of the Real Estate encroaches upon the adjacent real property of any other person or entity.

            6.1.9  Personal Property.  Schedule 1.1.2 hereto contains a list of
                   -----------------
all material tangible personal property and assets owned or held by Sellers and used in the conduct of the business and operations of the Stations (other than Real Estate, which is addressed in the foregoing Section 6.1.8). Except as stated in the Seller Disclosure Letter, Sellers own and have good and marketable title to all property referred to in the immediately preceding sentence and none of such property is subject to any Liens, other than Permitted Liens. The tangible personal property and fixtures owned or used or to be acquired by Sellers, and necessary for the operation of the Stations, are in good operating condition (subject to normal wear and tear) and are sufficient to permit the conduct of the business of the Stations in compliance with FCC rules and regulations. At Closing, Sellers shall own or hold under valid leases all of the tangible personal property listed in Schedule

1.1.2 and this shall include all of the tangible personal property and fixtures necessary to conduct the business of the Stations as presently conducted. The Station Assets to be transferred hereunder constitute all of the assets, rights and properties that are required for the operation of the Stations in compliance with FCC rules and regulations and as they are now operated.

          6.1.10  Liens and Encumbrances.  All of Sellers' properties and assets
                  ----------------------
relating to the Stations, including leases and the KMAD Option, are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind (collectively, "Liens") except (i) statutory Liens securing payments not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (ii) Liens for taxes not yet delinquent, (iii) Purchase Money Liens and Liens securing indebtedness, all of which Liens will be discharged by Sellers at the Closing upon repayment of all amounts due and owing, (iv) Liens incurred in the usual and normal conduct of the business of the Stations, which in the aggregate do not materially detract from the value or materially impair the present and continued use of the properties or assets subject thereto, (v) Liens on leases arising from the provisions of such leases or by operation of law, and (vi) zoning ordinances (the Liens referred to in clauses (i) through (vi) being "Permitted Liens").

          6.1.11  Environmental Matters.  On the date of this Agreement, except
                  ----------------------
as disclosed on Schedule 6.1.11:

                  (i) To Sellers' knowledge the Real Estate used in connection with the Stations and the operations thereon is, and has been, in substantial compliance with all applicable federal, state and local statutes, codes, rules or regulations as well as common law decisions relating to the environment, natural resources and public or employee health and safety ("Environmental Laws");

                  (ii) No judicial or administrative proceedings are pending or threatened against a Seller or, to Sellers' knowledge, any of the Real Estate used in connection with the Stations alleging the violation of or seeking to impose liability pursuant to any Environmental Law. No notice or claim from any Governmental Entity or other person has been given to a Seller or Sellers claiming violation of or alleging any liability under remediation of any Environmental Laws in connection with any of the Real Estate used in connection with the Station or operations thereon;

                  (iii) To Sellers' knowledge there are no facts, circumstances or conditions on the Real Estate or the operations thereon used in connection with the Stations or the operations thereon that are reasonably likely to give rise to an environmental claim or result in Environmental Costs and Liabilities;

                  (iv) All substances, materials or waste that are regulated by federal, state or local government, as well as any petroleum or petroleum derived product, used or generated by any Seller in connection with the Leased Real Estate used in connection with the Stations ("Hazardous Substances"), have been stored, used, treated, and disposed of by such persons or on their behalf in such manner as not to result in any material Environmental Costs or Liabilities. "Environmental Costs and Liabilities" means any losses, including environmental remediation costs, liabilities, obligations, damages, fines, penalties or judgments, arising from or under any Environmental Law or order of or agreement with any Governmental Entity or other person;

                  (v) To the best of Sellers' knowledge, there are not now, nor have there been in the past, on, in or under any Leased Real Estate used in connection with the Stations when leased or operated by Sellers or, when owned, leased or operated by any Predecessor, any of the following: any (a) underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Substances, (b) asbestos containing materials, (c) polychlorinated byphenyls or
(d) radioactive substances; and

                  (vi) The Stations' operations do not have a significant environmental impact, as defined by 47 C.F.R. (S) 1.1307.

          6.1.12  Taxes.  (i) All material Tax Returns (as defined in subsection
                  -----
(vii) below) that are required to be filed on or before the execution of this Agreement by Sellers have been duly filed on a timely basis under the statutes, rules and regulations of each applicable jurisdiction. To Sellers' knowledge, all such Tax Returns are complete and accurate in all material respects. Except as stated in the Seller Disclosure Letter, all material Taxes, whether or not reflected on the Tax Returns, which are due with respect to the Sellers and any of their Affiliates have been timely paid by the Sellers and/or any such Affiliates, whether or not such Taxes are disputed. For the purposes of this
Section 6.1.12 only, Affiliates shall mean any entity that files a consolidated tax return with any Seller.

                  (ii) No claim for assessment or collection of Taxes has been asserted against any Seller or any Affiliates. To Sellers' knowledge none of Sellers nor any of Sellers' Affiliates is a party to any pending audit, action, proceeding or investigation by any Governmental Entity for the assessment or collection of Taxes, nor does any Seller or any Affiliate have knowledge of any threatened audit, action, proceeding or investigation.

                  (iii) None of Sellers nor any of Sellers' Affiliates has waived or extended any statutes of limitation for the assessment or collection of Taxes. To Sellers' knowledge, no claim has ever been made by a Governmental Entity in a jurisdiction where any Seller or any Affiliate does not currently file Tax Returns that any of Sellers or their Affiliates is or may be subject to taxation by that jurisdiction. Nor is any Seller or any of its Affiliates aware that any such assertion of tax jurisdiction is pending or threatened. No Liens, other than Permitted Liens (whether filed or arising by operation of law) have been imposed upon or asserted against any of the assets of the Stations as a result of or in connection with any failure, or alleged failure to pay any Tax.

                  (iv) To Sellers' knowledge, each Seller has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

                  (v)    No Seller is a foreign person within the meaning of
Section 1445 of the Internal Revenue Code (the "Code").

                  (vi)   No payment described in this Agreement is subject to
Section 280G of the Code.

                  (vii) For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean all federal, state, local, or foreign income, payroll, Medicare, withholding, unemployment insurance, social security, sales, use, service, service use, leasing, leasing use, excise, franchise, gross receipts, value added, alternative or add-on minimum, estimated, occupation, real and personal property, stamp, duty, transfer, workers' compensation, severance, windfall profits, environmental (including taxes under Section 59A of the Code), other tax, charge, fee, levy or assessment of the same or of a similar nature, including any interest, penalty, or addition thereto, whether disputed or not. The term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes or any amendment thereto, and including any schedule or attachment thereto.

          6.1.13  Personnel.  The Seller Disclosure Letter includes a complete
                  ---------
and correct list as of February 1, 2000 of the names, positions, and location of all employees or other Station and broadcast personnel (whether employees or independent contractors or employees of a time broker) of the Stations, which sets forth the current salaries of all such employees and the other compensation arrangements with all General Managers, Station Managers, General Sales Managers, Local Sales Managers, National Sales Managers, Program Directors, Business Managers and Traffic Managers (collectively, "Station Management") and all on-the-air broadcast personnel of the Stations and indicates which of those employees, Station Management or on-the-air broadcast personnel is a party to an employment or consulting or similar contract with that is not terminable upon notice of 60 days or less without additional cost to the employer.

          6.1.14  Contracts  The Contracts are the only contractual agreements
                  ---------
necessary to carry out the business and operations of the Stations as currently conducted. Each Contract with respect to the Stations is a valid and binding obligation of Sellers, and is in full force and effect. Sellers and each other party to such Contract with respect to the Stations have performed in all material respects the obligations required to be performed by them and are not (with or without lapse of time or the giving of notice, or both) in material breach or default thereunder. Schedule 1.1.3 identifies, as to each Contract with respect to the Stations listed thereon, whether the consent of the other party thereto is required in order for such Contract to continue in full force and effect upon the consummation of the transactions contemplated hereby.

          6.1.15  ERISA Compliance.  Except as stated in the Seller Disclosure
                  ----------------
Letter, no Seller nor any other trades or businesses under common control within the meaning of Section

4001(b)(1) of ERISA (collectively, the "ERISA Group") has contributed or been obligated to contribute to any "multi employer plan" as such term is defined in
Section 3(37) or Section 4001 (a)(3) of ERISA. Included in the Seller Disclosure Letter are written lists of all "employee benefit plans" within the meaning of
Section 3(3) of ERISA and bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan or arrangement or understanding providing benefits to any present or former employee or contractor of the Stations maintained by Sellers, or as to which any Seller (with respect to such individuals) has any liability or obligation (collectively, "Employee Benefit Plans").

          6.1.16  Labor  Sellers have not agreed to recognize any union or other
                  -----
collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Sellers' employees. Except as stated in the Seller Disclosure Letter, Sellers, with respect to the Stations, (i) are and have been in substantial compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours, and plant closing, occupational safety and health and workers' compensation and are not engaged, nor has any of them engaged, in any unfair labor practices; (ii) have no, and have not had any, unfair labor practice charges or complaints pending or threatened against any of them before the National Labor Relations Board; (iii) to Sellers knowledge have no, and have not had any, grievances pending or threatened against any of them; and (iv) have no, and have not had any, charges pending or threatened against any of them before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices. There is no labor strike, slowdown, work stoppage or lockout actually pending or threatened against or affecting any of the Stations. No union organizational campaign or representation petition is currently pending with respect to any of the employees working for any of the Stations.

          6.1.17  Patents, Trademarks, Etc.  Schedule 1.1.4 sets forth all call
                  -------------------------
letters, patents, patent applications, trademarks, trade names, Internet domain names, service marks, trade secrets, applied for, issued, owned or used copyrights and other proprietary Intellectual Property used in the operation of the Stations (whether owned, leased or licensed). No Seller has received any notice of any claimed conflict, violation or infringement of such Intellectual Property rights. To Sellers' knowledge none of such material Intellectual Property rights is being infringed by any third party.

          6.1.18  Absence of Certain Changes or Events.  Except as contemplated
                  ------------------------------------
or expressly permitted by this Agreement, since the date of the last relevant balance sheet pertaining to each Station (as revealed in the Seller Disclosure Letter) there has not been (i) any material damage, destruction or loss of any kind with respect to that Station not covered by valid and collectible insurance; (ii) with respect to that Station the execution of any agreement with any Station management or broadcast personnel (whether an employee or independent contractor) providing for his/her employment, or any increase in compensation or severance or termination of benefits payable or to become payable by Sellers, to any officer, Station management, or broadcast personnel (whether an employee or independent contractor), or any increase in benefits under any collective bargaining agreement, except in any case in the ordinary course of business consistent with prior practice and except as permitted by
Section 8.1.1 (x); or (iii) any change by any Seller in its financial or tax accounting principles or methods.

          6.1.19  Commission or Finder's Fees.  Neither Sellers nor any entity
                  ---------------------------
acting on behalf of Sellers has agreed to pay a commission, finder's fee or similar payment in connection with this

Agreement or any matter related hereto other than to Media Services Group, Inc., whose fee shall be paid at Closing by Sellers.

          6.1.20  Full Disclosure.  No representation or warranty by any Seller
                  ---------------
contained in this Agreement (including the Schedules hereto) or in the Seller Disclosure Letter or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

          6.1.21  Sellers' Financial Condition.  Except as stated in the Seller
                  ----------------------------
Disclosure Letter, no insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting any Seller or any of its respective assets or properties are to Sellers' knowledge pending, or threatened, and no Seller has made any assignment for the benefit of creditors, nor has any Seller taken any action with a view to, or which would constitute a basis for, the institution of any such insolvency proceedings. Sellers shall use the proceeds received under this agreement to pay or to make appropriate provision for the payment of any and all creditors of Sellers prior to making any distribution to their shareholders.

          6.1.22  KMAD Option.  The Seller Disclosure Letter contains a true and
                  -----------
correct copy of the KMAD Option.  The KMAD Option is freely assignable to Buyer.

                                   ARTICLE 7

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

          7.1  Organization and Standing.  Buyer is a limited liability company
               -------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware.

     7.2  Authorization and Binding Obligation.  Buyer has all necessary power
          ------------------------------------
and authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own or lease the Station Assets and to carry on the business of the Stations upon the consummation of the transactions contemplated by this Agreement. Buyer's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on behalf of Buyer and constitute the valid and binding obligation of Buyer, enforceable in accordance with its terms.

     7.3  Qualification. To Buyer's knowledge, there is no fact, allegation,
          -------------
condition, or circumstance relating to Buyer that could reasonably be expected to prevent the grant of the FCC Consent. Buyer knows of no fact that would, under the Communications Act of 1934, as amended, or the rules, regulations and policies of the FCC, disqualify Buyer from becoming the licensee of the Stations.

     7.4  Absence of Conflicting Agreements or Required Consents.  Except for
          ------------------------------------------------------
the FCC Application contemplated herein and except as stated in the Buyer Disclosure Letter, the execution, delivery and performance of this Agreement by
Buyer: (i) do not violate or conflict with any of the terms, conditions or provisions of the Certificate of Formation or Regulations of Buyer; (ii) do not require the consent of any third party not affiliated with Buyer; (iii) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Buyer is a party; and (iv) will not, either alone or with the giving of notice or the passage of time, violate the terms, conditions or provisions of, or constitute a default under, any agreement, instrument, license or permit to which Buyer is now subject.

     7.5  Litigation: Compliance with Law.  There is no litigation,
          -------------------------------
administrative action,
arbitration or other proceeding, or petition, complaint or investigation before any court or governmental body pending against Buyer that would adversely affect Buyer's ability to perform its obligations pursuant to this Agreement or the agreements to be executed by Buyer in connection herewith. Buyer has committed no violation of any applicable law, regulation or ordinance or any other requirement of any governmental body or court which would have an adverse effect on Buyer or its ability to perform its obligations pursuant to this Agreement or the agreements to be executed in connection herewith.

     7.6  Commission or Finder's Fees.  Neither Buyer nor any entity acting on
          ---------------------------
behalf of Buyer has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity other than Star Media Group, Inc., whose fees shall be paid by Buyer.

     7.7  Full Disclosure.  No representation or warranty by Buyer contained in
          ---------------
this Agreement (including the Schedules hereto) or in the Buyer Disclosure Letter or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE 8

                             COVENANTS OF SELLERS
                             --------------------

     8.1  Conduct of Stations Prior to the Closing Date:
          ---------------------------------------------

          8.1.1 Sellers covenant and agree with Buyer that between the date of this Agreement and (except as otherwise noted below) the Closing Date, the Sellers, with respect to each Station shall:

                 (i) use commercially reasonable efforts to maintain its present business organization, keep available the services of its present employees and independent contractors, preserve its relationships with customers and others having business relationships with the Station, and refrain from materially and adversely changing any of its business practices and policies (including but not limited to advertising (including substantially the same amount of cash expenditure), marketing, pricing, purchasing, personnel, sales, and budget practices and policies);

                 (ii) maintain its books of account and records in the usual and ordinary manner and in accordance with the accrual tax payer method;

                 (iii) notify Buyer if the regular broadcast transmission of the Station from its main transmitting facilities at full authorized effective radiated power is interrupted for a period of more than five consecutive hours or for an aggregate of 10 or more hours in any continuous three-day period;

                 (iv) operate in the usual and ordinary course of business in accordance with past practice and conduct its business in all material respects in compliance with the terms of the Station Licenses and all applicable laws, rules, and regulations, including, without limitation, the applicable rules and regulations of the FCC;

                 (v) use, repair, and, if necessary, replace any of the Station's studio and transmission assets in a reasonable manner consistent with historical practice and maintain the assets in substantially their current condition, ordinary wear and tear excepted;

                 (vi)   maintain  insurance in accordance with Section 6.1.7;

                 (vii) not, without the prior consent of Buyer, incur any debts, obligations, or liabilities (absolute, accrued, contingent, or otherwise) that include obligations (monetary or otherwise) to be performed by Buyer that exceed Ten Thousand Dollars ($10,000) individually or Twenty-five Thousand Dollars ($25,000) in the aggregate;

                 (viii) not lease, mortgage, pledge, or subject to a lien, claim, or encumbrance (other than Permitted Liens ) any of the Station Assets or sell or transfer any of the Station Assets without replacing such Station Assets with an asset of substantially the same value and utility;

                 (ix) not, without the prior consent of Buyer, (a) modify or extend any Contracts or (b) enter into any new Contracts the payments under which exceed Ten Thousand Dollars ($10,000) individually or Twenty-five Thousand Dollars ($25,000) in the aggregate;

                 (x) not make or grant any general wage or salary increase or generally materially modify the employees' terms and conditions of employment, and with respect to any Station Management and on-air personnel, Sellers shall not make or grant any wage or salary increase or modify any terms and conditions of employment without the prior consent of Buyer; provided, however, that Sellers shall be permitted to make bonus payments to any employees including Station Management and on-air personnel;

                 (xi) not make any change in the accounting principles, methods, or practices followed by it or depreciation or amortization policies or rates;

                 (xii) not make any loans or make any dividends or distributions other than of Excluded Assets;

                 (xiii) other than in the ordinary course of business, not cancel or compromise any debt or claim, or waive or release any right, of material value;

                 (xiv) not disclose to any person (other than Buyer and its representatives) any confidential or proprietary information;

                 (xv) use commercially reasonable efforts to maintain the present format of the Station and with programming consistent with past practices;

                 (xvi) other than in the ordinary course of business, not increase the number of regularly scheduled commercial units run during the day-parts on the Station (other than changes in the number of commercial units run during any day-part as a result of operating difficulties that require commercial units to be broadcast at times other than as scheduled); or

                 (xvii) agree to do any of the foregoing.

     8.2  Buyer Access.  Sellers shall (i), upon reasonable notice, give or
          ------------
cause the Stations to give Buyer and Buyer's counsel, accountants, engineers and other representatives, including environmental consultants, reasonable access during normal business hours to all of Sellers' properties, books, Contracts, Trade Agreements, reports and records including financial information and tax returns relating to the Stations, and to all real estate, buildings and equipment relating to the Stations, in order that Buyer may have full opportunity to make such investigation, including but not limited to, environmental assessments, as it desires of the affairs of the Stations, and
(ii) furnish Buyer with information and copies of all documents and agreements including, but not limited to, financial and operating data and other information concerning the financial condition, results of operations and business of the Stations, that Buyer may reasonably request. The rights of Buyer under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of the Stations.

          8.2.1  Interim Financial Statements.  Sellers shall promptly deliver
                 ----------------------------
to Buyer copies of any monthly, quarterly or annual financial statements relating to the Stations' operations that may be prepared or received by Sellers during the period from the date hereof through the Closing Date. Such financial statements shall fairly present the financial position and results of operations of the Stations as of the dates and for the periods indicated, and if prepared by or on behalf of Sellers, shall be prepared on a basis consistent and in accordance with the basis upon which the financial statements in Section 6.1.3 were prepared.

     8.3  Other Consents.  Sellers will use their best efforts to obtain all
          --------------
consents, authorizations, or approvals required for the consummation of the transactions contemplated by this Agreement.

     8.4  No Inconsistent Action.  Sellers shall not take any action which is
          ----------------------
inconsistent with their obligations under this Agreement.

     8.5  Notification.  Sellers shall promptly notify Buyer in writing of (i)
          ------------
the failure of Sellers or any employee or agent of Sellers to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with hereunder; (ii) the occurrence of any event that would entitle Buyer to terminate this Agreement pursuant to Section 15.1; or (iii) any overt threat or actual resignation or termination of any Station's Management or over-the-air personnel at the Stations.

     8.6  Updating of Schedules. From time to time prior to the Closing, Sellers
          ---------------------
will supplement or amend the Schedules and the Seller Disclosure Letter delivered in connection herewith with respect to any matter which exists or occurs after the date of this Agreement and which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules or the Seller Disclosure Letter or which is necessary to correct any information therein. The provisions of this Section are informational only and Buyer shall not be bound to the terms of any changed Schedules unless they are incorporated into this Agreement by a written amendment signed by Buyer.

     8.7  Enforcement of Agreements.  During the period prior to Closing, Lake
          --------------------------
shall not amend the KMAD Option and shall enforce, if necessary, the terms of the KMAD Option.

     8.8  FCC Filings.  Sellers shall file or cause to be filed on a current
          -----------
basis until the Closing Date all applications, fees, reports and documents required to be filed with the FCC with respect to the Stations. Copies of each such application, fee filing, report and document filed between the date hereof and the Closing Date shall be furnished to Buyer promptly after its filing.

     8.9  Updating of Information.  Between the date of this Agreement and the
          -----------------------
Closing Date, Sellers will deliver to Buyer, on a monthly basis within 30 days of the end of each month, information relating to the operation of the Stations, including weekly sales reports and such other financial information that may be reasonably requested.

     8.10 Indemnification.  [INTENTIONALLY OMITTED]
          ---------------

     8.11 Asset Purchase Agreement.  Sellers shall place a complete copy of this
          ------------------------
Agreement in the local public inspection file of each Station and shall append a complete copy of this Agreement to each application to the FCC for the FCC Consent.

                                   ARTICLE 9

                              COVENANTS OF BUYER
                              ------------------

     9.1  Notification.  Buyer shall promptly notify Sellers in writing of (i)
          ------------
any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Buyer which challenges the transactions contemplated hereby or (ii) the failure of Buyer, or any employee or agent of Buyer to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or be satisfied by it hereunder and (iii) the occurrence of any event that would entitle Sellers to terminate this Agreement pursuant to Section 15.1.

     9.2  No Inconsistent Action.  Buyer shall not take any action which is
          ----------------------
inconsistent with its obligations under this Agreement.

     9.3  Post-Closing Access.  Buyer, for a period of one (1) year following
          -------------------
the Closing Date, shall make available during normal business hours for audit and inspection by Sellers and their representatives, for any reasonable purpose and upon reasonable notice, all records, files, documents and correspondence transferred to it hereunder relating to the pre-closing period. All information, records, files, documents and correspondence made available or disclosed under this Section 9.3 shall be kept confidential.

     9.4  Other Consents.  Buyer will use its best efforts to obtain all
          --------------
necessary consents, authorizations, or approvals, in each case, required for Buyer's consummation of the transactions contemplated by this Agreement.

                                  ARTICLE 10

                                JOINT COVENANTS
                                ---------------

     Buyer and Sellers covenant and agree that they shall act in accordance with the following:

     10.1  Confidentiality.  Buyer and Sellers shall each keep confidential all
           ---------------
information obtained by them with respect to the other party hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to each other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby except to the extent required or useful in connection with any claim made with respect to the transactions contemplated by this Agreement or the negotiation thereof. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (i) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, or
(ii) is or becomes publicly known through no fault of the receiving party or its agents, or (iii) is required to be disclosed pursuant to an order or request of a judicial or government authority (provided the non-disclosing party is given reasonable prior notice such that it may seek, at its expense, confidential treatment of the information to be disclosed), (iv) is developed by the receiving party independently of the disclosure by the disclosing party or (v) is required to be disclosed under applicable law or rule, as determined by counsel for the receiving party.

     10.2  Cooperation.  Buyer and Sellers shall cooperate fully with one
           -----------
another in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement.

     10.3  Control of Stations.  Prior to Closing, Buyer shall not, directly or
           -------------------
indirectly, control or direct the operations of the Stations.

     10.4  Bulk Sales Laws.  Buyer hereby waives compliance by Sellers with the
           ---------------
provisions of the "bulk sales" or similar laws of any state. Sellers shall indemnify Buyer and hold it harmless from any and all loss, cost, damage and expense (including but not limited to, reasonable attorneys' fees) sustained by Buyer as a result of any failure of Sellers to comply with any "bulk sales" or similar laws.

     10.5  Public Announcements.  Neither Buyer nor Sellers shall issue any
           --------------------
press release
or make any disclosure with respect to the transaction contemplated by this Agreement without the prior written approval of the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

     10.6  HSR Act.  [INTENTIONALLY OMITTED]
           -------

     10.7  Employee Matters.  (i) Commencing with the execution of this
           ----------------
Agreement, upon reasonable notice from Buyer, Sellers shall make available the Stations' personnel during normal business hours for Buyer to interview prior to the Closing Date. Prior to the Closing Date, Buyer shall notify Sellers of the names of the employees to whom Buyer shall offer employment (herein referred to as "Transferred Employees"). Sellers hereby consent to Buyer making such offers of employment relating to the Stations after FCC Consent and subject to the Closing. Buyer agrees to assume all written employee contracts, subject to review and a determination that they are terminable upon terms satisfactory to Buyer. Sellers shall be responsible for all obligations or liabilities to those employees not offered employment by Buyer, and Buyer shall have no obligations with respect to those employees (herein referred to as Retained Employees).

     10.8  Condition of Real Estate.
           ------------------------

           Buyer may, at its sole expense, conduct environmental studies, title examinations, and land surveys (the "Studies") of the Real Estate. With respect to environmental studies and land surveys, Buyer shall restore the Real Estate to the condition that it was in prior to any study by the Buyer.

     10.9  Indemnification.
           ---------------

           (i)  Indemnification of Buyer.  From and after the Closing and
                ------------------------
subject to the
provisions of this Section 10.9, Sellers jointly and severally agree to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs. On the Closing Date, Buyer and Sellers will enter into the Indemnification Escrow Agreement in the form of Exhibit 10.9 hereto in accordance with which Buyer shall at Closing deposit an amount of the Purchase Price equal to Three Hundred Thirty Seven Thousand Five Hundred Dollars ($337,500.00) (the "Holdback Amount") with the escrow agent identified in the Indemnification Escrow Agreement (the "Indemnification Escrow Agent"). Sellers hereby covenant and agree that if, during the term fo the Indemnification Escrow Agreement, Sellers are or become obligated to indemnify Buyer under this Section 10.9, Sellers will execute and deliver to the Indemnification Escrow Agent written instructions to release to Buyer such portion of the Holdback Amount as is necessary to indemnify Buyer for amounts due under this Section.

            (ii)   Indemnification of Sellers.  From and after the Closing and
                   -------------------------
subject to the provisions of this Section 10.9, Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs.

            (iii)  Defense of Third Party Claims.  An Indemnified Party shall
                   -----------------------------
give prompt written notice to any entity or person who is obligated to provide indemnification under Subsection (i) or (ii) above (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this
Section 10.9 unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third party action on such terms as it deems appropriate; provided, however, that:

                    (a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third party action (provided, however, that the Indemnifying Parties shall pay the attorneys' fees of the Indemnified Party if (1) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third party action, (2) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third party action, (3) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (4) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);

                    (b) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party of if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on its business;

                    (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third party action; and

                    (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third party action (1) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (2) to the extent the third party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided,
                                                                     --------
however, that the Indemnified Party shall make no settlement, compromise,
-------
admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

     The parties hereto shall extend reasonable cooperation in connection with the defense of any third party action pursuant to this Section 10.9 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

            (iv)    Direct Claims.  In any case in which an Indemnified Party
                    -------------
seeks indemnification hereunder which is not subject to Subsection (iii) because no third party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Subsection (v)(b), the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

            (v)     Limitations.  The following provisions of this Section 10.9
                    -----------
shall limit the indemnification obligations hereunder.

                    (a)  Minimum Loss.  The Indemnifying Party shall not be
                         ------------
required to indemnify the Indemnified Party for any Indemnified Costs unless and until the aggregate amount of such Indemnified Costs for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Section 10.9 exceeds $10,000 (the "Minimum Loss"). After the Minimum Loss is exceeded, the Indemnified Party shall be entitled to be paid the entire amount of its Indemnified Costs in excess of (but not including ) the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Subsection (v).

                    (b)  Limitation as to Time.  No Indemnifying Party shall be
                         ---------------------
liable for any Indemnified Costs pursuant to this Section 10.9 unless a written claim for indemnification in accordance with Subsections (iii) or (iv) is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before 5:00 p.m., Dallas, Texas time one (1) year after the Closing Date.

                    (c)  Limited Recourse.  The aggregate liability of Sellers
                         ----------------
or Buyer pursuant to this Section 10.9 shall be limited to $337,500, a sum equal to the Holdback Amount.

                    (d)  Sole and Exclusive Remedy.  Seller and Buyer each
                         -------------------------
acknowledge and agree that, after the Closing Date, notwithstanding any other provision of this Agreement to the contrary, such party's sole and exclusive remedy with respect to Indemnified Costs and any and all other claims relating to the subject matter of this Agreement and the transactions contemplated hereby and by any of the other Transaction Documents shall be in accordance with, and limited by, the provisions set forth in this Section 10.9.

            (vi)    Definitions.  As used herein:
                    -----------

                    (a) "Buyer Indemnified Parties" means Buyer, its members, managers, employees and its Affiliates;

                    (b) "Seller Indemnified Parties" means Sellers, their officers, directors, employees and its Affiliates;

                    (c) "Buyer Indemnified Costs" means all costs, losses and damages (including reasonable attorney fees) incurred by Buyer or such affiliates or assigns as a result of or arising out of (1) the material breach by a Seller of any of its representations and warranties contained in this Agreement, (2) the material failure by a Seller to perform its covenants set forth in this Agreement, (3) the conduct of the operations of the Stations or the use or ownership of the Station Assets on or before the Closing Date, including any and all liabilities arising under any of the Station Licenses or Contracts which relate to events occurring prior to the Closing Date, and (4) any and all obligations or liabilities of a Seller under any contract or agreement not expressly assumed by Buyer; and

                    (d) "Seller Indemnified Costs" means all costs, losses and damages (including reasonable attorney fees) incurred by a Seller or such affiliates or assigns as a result of or arising out of (1) the material breach by Buyer of any of its representations and warranties contained in this Agreement, (2) the material failure by Buyer to perform its covenants set forth in this Agreement, (3) the conduct of the operations of the Stations or the use or ownership of the Station Assets after the Closing Date, including any and all liabilities arising under any of the Station Licenses which relate to events occurring after the Closing Date, and (4) any and all obligations or liabilities of Seller after the Closing Date under any contract or agreement assumed by Buyer pursuant to the terms hereof.

                                  ARTICLE 11

                        CONDITIONS OF CLOSING BY BUYER
                        ------------------------------

     The obligations of Buyer hereunder are, at its option, subject to satisfaction at or prior to the Closing Date of all of the following conditions:

     11.1  Representations and Warranties.  All representations and warranties
           ------------------------------
of Sellers made in Sellers Disclosure Letter or in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement. Additionally, with respect to the Real Estate:

           (i) No persons or entities other than the Sellers shall have any interest in the Real Estate, apart from Permitted liens.

           (ii) The buildings (or portions thereof), improvements and fixtures in the Real Estate shall be suitable for their intended use.

Further, the KMAD Option will be a valid , binding obligation of Lake and Robert Sullins, and will be in full force and effect. Neither Lake nor Robert Sullins shall be in material breach of the KMAD Option.

     11.2  Compliance with Agreement.  All of the terms, covenants and
           -------------------------
conditions to be complied with and performed by Sellers on or prior to the Closing Date shall have been complied with or performed in all material respects.

     11.3  Third Party Consents and Approvals; Estoppel Certificates. Sellers
           ---------------------------------------------------------
shall have obtained all third-party consents and approvals, if any, required for the transfer or continuance, as the case may be, of the Contracts on Schedule
1.1.3 (and contracts that would have been on Schedule 1.1.3 had they been in existence on the date of this Agreement), and such third parties have provided estoppel certificates, non-disturbance agreements, and/or written clarifications of the rights of Buyer thereunder, all in form and substance reasonably satisfactory to Buyer.

     11.4  Closing Certificates.  Buyer shall have received a certificate, dated
           --------------------
as of the Closing Date, from the Sellers, executed by the president of each Seller to the effect of Sections 11.1 and 11.2.

     11.5  Governmental Consents.
           ---------------------

           11.5.1  FCC.  The FCC  Consent shall have been issued by the FCC
                   ---
without any conditions that would otherwise permit Buyer to terminate this Agreement pursuant to Section 15.1(v), below, and each such FCC Consent shall have become a Final Order (as defined in Section 4.1).

           11.5.2  Other Consents.  All other material authorizations, consents,
                   --------------
approvals, and clearances of federal, state, or local Governmental Entities required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained.

     11.6  Adverse Proceedings.  No injunction, order, decree or judgment of
           -------------------
any court, agency or other Governmental Entities shall have been rendered against Sellers or Buyer which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

     11.7  Closing Documents.  Sellers shall have executed and delivered or
           -----------------
caused to be
delivered to Buyer, on the Closing Date (i) all special warranty deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer consistent with the terms hereof and otherwise reasonably satisfactory in form and substance to Buyer, effecting the sale, transfer, assignment and conveyance of the Station Assets, including the KMAD Option, to Buyer and (ii) all other documents, instruments, certificates and agreements required of Sellers under the terms of this Agreement.

     11.8  Material Adverse Change.  No material adverse change in the business,
           -----------------------
assets, prospects or condition of the Stations (financial or otherwise) shall have occurred prior to the Closing Date.

     11.9  Opinion of Counsel.  Buyer shall have received a written opinion of
           ------------------
Sellers' counsel dated as of the Closing Date in form and substance reasonably satisfactory to Buyer.

                                  ARTICLE 12

                       CONDITIONS OF CLOSING BY SELLERS
                       --------------------------------

     The obligations of Sellers hereunder are, at their option, subject to satisfaction at or prior to the Closing Date of all of the following conditions:

     12.1  Representations, Warranties and Covenants.  All representations and
           -----------------------------------------
warranties of Buyer made in this Agreement or in the Buyer Disclosure Letter or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement and except those given as of a specified date.

     12.2  Compliance with Agreement.  All the terms, covenants, and conditions
           -------------------------
to be
complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

           12.2.1  Certifications, etc.  Sellers shall have received a
                   -------------------
certificate, dated as of the Closing Date, from the Buyer, executed by the President of Buyer to the effect of Sections 12.1 and 12.2.

     12.3  Governmental Approval.
           ---------------------

           12.3.1  FCC.  The FCC Consent shall have been issued by the FCC and
                   ---
each such FCC Consent shall have become a Final Order (as defined in Section
4.1).

           12.3.2  Other Consents.  All other material authorizations, consents,
                   --------------
approvals, and clearances of federal, state or local Governmental Entities required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained.

     12.4  Adverse Proceedings.  No injunction, decree or judgment of any court,
           -------------------
agency or other governmental entities shall have been rendered against Buyer or Sellers which would render it unlawful, as of the Closing date, to effect the transactions contemplated by this Agreement in accordance with its terms.

     12.5  Closing Documents.  Buyer shall have delivered or caused to be
           -----------------
delivered to Sellers, on the Closing Date, an assumption agreement with respect to Assumed Liabilities reasonably satisfactory in form and substance to Sellers.

     12.6  Opinion of Buyer's Counsel.  Sellers shall have received a written
           --------------------------
opinion of Buyer's counsel dated as of the Closing Date in form and substance reasonably satisfactory to Sellers.

                                  ARTICLE 13

                       TRANSFER TAXES: FEES AND EXPENSES
                       ---------------------------------

     13.1  Expenses. Except as set forth in Sections 13.2 and, 13.3  below, each
           --------
party hereto shall be solely responsible for all costs and expense incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

     13.2  Transfer Taxes and Similar Charges.  All recordation, transfer and
           ----------------------------------
documentary taxes and fees, and any excise, sales or use taxes, and all similar costs of transferring the Station Assets in accordance with this Agreement the shall be borne equally by Buyer and Sellers. Buyer and Sellers shall, in good faith, attempt to calculate all such taxes and fees prior to Closing and to settle their respective obligations therefore on or before the Closing Date.

     13.3  Governmental Filing or Grant Fees.  Any filing or grant fees imposed
           ---------------------------------
by any governmental authority the consent of which is required for the consummation of the transactions contemplated hereby, including but not limited to the FCC, shall be borne equally by Buyer and Sellers.

                                  ARTICLE 14

           ESCROW DEPOSIT, LIQUIDATED DAMAGES, SPECIFIC PERFORMANCE
           --------------------------------------------------------

     14.1  Escrow Deposit. Within five (5) business days after the execution and
           --------------
delivery of this Agreement by all Parties, Buyer will deposit with BankBoston, N.A., ("Earnest Money Escrow Agent"), an irrevocable letter of credit in the amount of Seven Hundred Twelve Thousand Five Hundred Dollars ($712,500.00) (the "Earnest Money Escrow Deposit"). The Earnest Money Escrow Deposit shall be held and disbursed by Earnest Money Escrow Agent pursuant to the terms of the Earnest Money Escrow Agreement, appended hereto as Exhibit 14.1 (the "Earnest Money Escrow Agreement"), which Earnest Money Escrow Agreement has been entered into by the Sellers, Buyer and Earnest Money Escrow Agent. At closing, the Earnest Money Escrow Deposit shall be returned to Buyer. If the Closing does not occur because Buyer materially breached this Agreement or defaulted in the performance of any of its material obligations hereunder and Sellers has not breached this Agreement or defaulted in the performance of any of its material obligations hereunder, Buyer and Sellers shall execute written instructions to the Earnest Money Escrow Agent directing it to deliver the Earnest Money Escrow Deposit to Sellers as liquidated damages, as provided in Section 14.2. If the Closing does not occur because Sellers materially breached this Agreement or defaulted in the performance of any of its material obligations hereunder and Buyer has not breached this Agreement or defaulted in the performance of any of its material obligations hereunder, Buyer and Sellers shall execute written instructions to the Earnest Money Escrow Agent directing it to deliver the Earnest Money Escrow Deposit to Buyer and Buyer may seek specific performance of this Agreement, as provided in Section 14.3

     14.2  Liquidated Damages.  If this Agreement is terminated by Sellers
           ------------------
pursuant to Section 15.1 (ii)(b), the Parties agree and acknowledge that Sellers will suffer damages that are not practicable to ascertain. Accordingly, in such event, Sellers shall be entitled to the sum of $712,500 as liquidated damages, payable solely and exclusively through the Earnest Money Escrow Agreement. The Parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the Parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement pursuant to Section 15.1 (ii)(b). Sellers agree that, to the fullest extent permitted by law, the right to receive the Earnest Money Escrow Deposit shall be their sole and exclusive remedy if the Closing does not occur with respect to any damages whatsoever that Sellers may suffer or allege to suffer as a result of any claim or cause of action asserted by Sellers relating to or arising from breaches of the representations, warranties or covenants of Buyer contained in this Agreement and to be made or performed at or prior to the Closing. Except for a termination pursuant to Section 15.1 (ii)(b) (for which the sole recourse of Sellers shall be as provided in this Section 14.2) or pursuant to Section 15.1(i) (for which no party shall have any liability to the other), the termination of this Agreement shall not relieve the Parties for any liability or obligation relating to their breaches of this Agreement occurring prior to such termination.

     14.3  Specific Performance.  In addition to any other remedies which Buyer
           --------------------
may have at law or in equity, Sellers hereby acknowledge that the Station Assets are unique, and that the harm to Buyer resulting from a breach by Sellers of their obligations to sell the Station Assets to Buyer cannot be adequately compensated by damages. Accordingly, Sellers agree that Buyer shall have the right to have this Agreement specifically performed by Sellers and hereby agree not to assert any objections to the imposition of remedy of specific performances by any court of competent jurisdiction.

                                  ARTICLE 15

                              TERMINATION RIGHTS
                              ------------------

     15.1  Termination.  This Agreement may be terminated at any time prior to
           -----------
Closing as follows:

           (i)   by the mutual consent of Buyer and Sellers;

           (ii) by written notice of (a) Buyer to Sellers if Sellers breach in any material respect any of their representations or warranties or default in any material respect in the observance or in the due and timely performance of any of their covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Buyer, or (b) Sellers to the Buyer if Buyer breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the notice of breach or default served by Sellers; but such notice and cure period shall not apply in the case of Buyer's or Sellers' failure to consummate the transactions in accordance with the terms and times specified in Section 4.1 of this Agreement.

          (iii) by Buyer or Sellers by written notice to the other, if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, permanently enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

          (iv) by the party whose qualifications are not at issue, if, for any reason, the FCC denies or dismisses any of the FCC Applications and the time for reconsideration or court review under the Communications Act with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

          (v) by written notice of Buyer to Sellers if the FCC Consents contain a condition that reduces the value of this transaction to Buyer and the time for reconsideration or court review under the Communications Act with respect to such condition(s) has expired without the filing with respect thereto of a timely petition for reconsideration or request for review;

          (vi) by written notice of Buyer to Sellers, or by Sellers to the Buyer, if the Closing

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

shall not have been consummated within nine months after acceptance for filing of the FCC Applications.

          (vii) Notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is in material default or breach of this Agreement.

                                  ARTICLE 16

                                 RISK OF LOSS
                                 ------------

     16.1  Risk of Loss.  The risk of loss or damage to the Station Assets shall
           ------------
be upon Sellers at all times prior to the Closing Date. In the event of loss or damage, Sellers shall promptly notify Buyer thereof, and if the lost or damaged Station Assets are capable of being replaced or repaired for an aggregate amount less than $150,000, then Sellers shall, at their sole cost and expense, replace or repair such Stations Assets prior to the Closing Date or deliver to Buyer at the Closing an amount in cash equal to the cost of replacement or repair of such Stations Assets, as mutually agreed in good faith by Buyer and Sellers. Notwithstanding the foregoing, if the amount required to replace or repair such Station Assets exceeds $150,000, Sellers may elect not to replace or repair such Stations Assets, provided, however, that in such event Buyer, at its option, may elect to terminate this Agreement or agree to accept from Sellers, at the Closing, an amount in cash equal to the cost to replace or repair such Station Assets, as mutually agreed in good faith by Buyer and Sellers, and waive any default or breach with respect to the loss or damage. Buyer may terminate this Agreement, without any additional obligation to Buyer or Sellers, if a Station is off the air or operating at less than 90 percent (90%) of its licensed power for five or more consecutive days or eight (8) or more days in any thirty (30) day period. Either party may extend the Closing Date by up to 30 days in order to allow Sellers to complete any repair or replacement, required or authorized

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

by this Section.

                                  ARTICLE 17

                           MISCELLANEOUS PROVISIONS
                           ------------------------

     17.1  Survival of Representations and Warranties.  The representations and
           ------------------------------------------
warranties contained in this Agreement and in any schedule, instrument or certificate delivered pursuant hereto, shall survive the Closing until one (1) year after the Closing Date. The Indemnification Escrow Agreement shall be in substantially the form of Exhibit10.9 hereto and shall be entered into among Buyer, Sellers and an indemnification escrow agent reasonably satisfactory to Buyer and Sellers. Buyer's rights to reimbursement or indemnification for Buyer Indemnified Costs shall not be affected by any investigation made by Buyer or whether or not Buyer relied upon any untrue or incorrect representation or warranty.

     17.2  Certain Interpretive Matters and Definitions.
           --------------------------------------------

           17.2.1  In General.  Unless the context otherwise requires, (i) all
                   ----------
references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof, (iv) "or" is disinjunctive but not necessarily exclusive, and (v) words in the singular include the plural and vice versa.
                       ----------

           17.2.2  Affiliate.  Unless otherwise specified, the term "Affiliate"
                   ---------
has the meaning given it in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended.

           17.2.3  Money.  All references to "$" or dollar amounts will be to
                   -----
lawful currency of the United States of America.

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

           17.2.4  Knowledge.  Representations made "to the best of Sellers'
                   ---------
knowledge "mean to the actual knowledge of William Harrison, Elaine Harrison and James Stansell after due inquiry of Sellers' employees or agents who are responsible for or who reasonably could be expected to have substantial knowledge about the subject matters of the representation being made.

     17.3  Further Assurances.  At and after the Closing, Sellers shall from
           ------------------
time to time, at the request of and without further cost or expense to Buyer, execute and deliver such other instruments of assignment, conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby, and Buyer shall from time to time, at the request of and without further cost or expense to Sellers, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively assume the Assumed Liabilities.

     17.4  Audited Financial Statements.  At all times after the date hereof,
           ----------------------------
Sellers shall, and shall cause their representatives (including their independent public accountants) to, cooperate at Buyer's expense in all reasonable respects with the efforts of Buyer and its independent auditors to prepare such audited and interim unaudited financial statements of the Stations as Buyer may require. Sellers shall execute and deliver to Buyer's independent accountants such customary management representation letters as they may require as a condition to their ability to sign an unqualified report upon the audited financial statements of the Stations for the periods for which such financial statements may be required. Sellers shall cause their independent public accountants to make available to Buyer and its representatives all of their work papers related to the financial statements or Tax Returns of Sellers (to the extent they relate to the Stations), and to provide Buyer's independent public accountants with full access to those personnel who previously have been involved in the audit or review of Sellers' financial statements or Tax Returns.

     17.5  Assignment.  Neither this Agreement nor any of the rights, interests
           ----------
or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise, provided, however, that without releasing Buyer from any of its obligations or liabilities hereunder (i) nothing in this Agreement shall limit Buyer's ability to sell or transfer this Agreement, or any or all of its assets (whether by sale of equity or assets, or by merger, consolidation or otherwise) to an entity controlled by Buyer's Affiliates and Affiliates of Thomas Weisel Partners Group, LLC , (ii) nothing in this Agreement shall limit Buyer's ability to assign the Station Licenses (including the right to acquire the Station Licenses at the Closing) to any subsidiary of Buyer without the consent of Sellers, and (iii) nothing in this Agreement shall limit Buyer's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Buyer without the consent of Sellers. Sellers shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as Buyer or its institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to Sellers that any such assignment has been consummated or any such collateral assignment has been foreclosed upon, Sellers shall be entitled to deal exclusively with Buyer as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Buyer's successors and assigns.

     17.6  Amendments.  No amendment, waiver of compliance with any provision or
           ----------
condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

     17.7  Headings.  The headings set forth in this Agreement are for
           --------
convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     17.8  Governing Law.  The construction and performance of this Agreement
           --------------
shall be governed by the laws of the State of Texas without giving effect to the choice of law provisions thereof.

     17.9  Notices.  Any notice, demand or request required or permitted to be
           -------
given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received on the date of personal delivery; on the third day after deposit in the U.S. Mail if mailed by registered or certified mail, postage prepaid and return receipt requested; on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery and shall be addressed to the following addresses:

           (i)  In the case of Sellers, to:

                    Mr. William Harrison
                    Lake Broadcasting, Inc.
                    2800 Leisure Lane
                    Carollton, TX 75006

                    And

                    Mr. James I Stansell, Jr.
                    Red River Radio, Inc.
                    6315 Westchester Drive
                    Dallas, TX 75205

                with copies to:

                    Elaine Harrsion, Esq.
                    Donohoe, Jameson & Caroll, PC
                    3400 Renaissance Tower

                    1201 Elm Street
                    Dallas, TX 75270

          (ii)  In the case of Buyer:

                    Mr. Samuel Weller
                    NextMedia Group, LLC
                    6312 South Fiddler's Green Circle
                    Suite 360-E
                    Engelwood, CO 80111


                With a copy to:

                    Matthew L. Leibowitz, Esq.
                    Leibowitz & Associates, P.A.
                    1 S.E. Third Avenue, Suite 1450
                    Miami, Florida 33131

     17.10  Barter and Trade.  Buyer shall not assume any Trade Agreements
            ----------------
hereunder unless (i) the Trade Agreements are listed on Schedule 17.10 or
(ii)the Trade Agreements are entered into with Buyer's written consent.

     17.11  Schedules.  The schedules and exhibits attached to this Agreement
            ---------
and the other documents delivered pursuant hereto are hereby made a part of this Agreement as if set forth in full herein.

     17.12  Entire Agreement  This Agreement contains the entire agreement among
            ----------------
the parties hereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, letters of intent, and understandings, written or oral, relating to the subject matter of this Agreement.

     17.13  Severability.  If any provision of this Agreement is held to be
            ------------
unenforceable, invalid,
or void to any extent for any reason, that provision shall remain in force and effect to the maximum extent allowable, and the enforceability and validity of the remaining provisions of this Agreement shall not be affected thereby.

     17.14  Counterparts.  This Agreement may be executed in two or more
            ------------
counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the date first above written.



                                     Lake Broadcasting, Inc.


                                     By:______________________________
                                           William Harrison
                                           President


                                     Red River Radio, Inc.,


                                     By:______________________________
                                           James I. Stansell
                                           President


                                     NextMedia Group, LLC


                                     By:_____________________________
                                           Matthew Leibowitz
                                           Secretary